Exhibit 17(b)

INITIAL PURCHASE AGREEMENT

The Gabelli Preferred & Income Trust (the “Fund”), a Delaware statutory trust, and The Gabelli Dividend & Income Trust (“Dividend Trust”), a Delaware statutory trust, hereby agree as follows:

1. The Fund hereby offers to Dividend Trust and Dividend Trust hereby purchases 4,400 Common Shares of Beneficial Interest of the Fund, par value $0.001 (the “Shares”), at a price of $22.7272 per share. The Shares are the “initial shares” of the Fund.

2. Dividend Trust shall wire the amount of $100,000.00 to the Fund no later than [ ], 2025 in full payment for the Shares.

3. Dividend Trust represents and warrants to the Fund that the Shares purchased by Dividend Trust are being acquired for investment purposes and not for the purpose of distribution.

4. This Agreement has been executed on behalf of the Fund by the undersigned officer of the Fund in his or her capacity as an officer of the Fund.

5. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute only one instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the ___ day of [   ], 2025.

THE GABELLI PREFERRED & INCOME TRUST

By:
	Name:	John C. Ball
	Title:	President

THE GABELLI DIVIDEND & INCOME TRUST

By:
	Name:	John C. Ball
	Title:	President